 Exhibit 99.1

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of February 26, 2023 by and between Broadmark Realty Capital Inc., a Maryland corporation (the “Company”), and Waterfall Management, LLC, a Delaware limited liability company (the “Stockholder”).

WITNESSETH:

WHEREAS, concurrently with the execution and delivery of this Agreement, Ready Capital Corporation, a Maryland corporation (“Parent”), RCC Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, (i) the merger of the Company with and into Merger Sub, with Merger Sub surviving such merger (the “Merger”) and (ii) the issuance of shares of Parent Common Stock pursuant to the Merger Agreement (the “Parent Stock Issuance”).

WHEREAS, the Stockholder is the General Partner of Holdings (as defined on Schedule A) and in such capacity has the authority provided to it pursuant to the Limited Partnership Agreement (as defined on Schedule A) to vote that number of shares of Parent Common Stock set forth below the Stockholder’s name on the signature page to this Agreement.

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as the General Partner of Holdings) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.          Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as in effect as of the date hereof). For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)          “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, (ii) the Effective Time, (iii) the termination of this Agreement by mutual written consent of the parties, (iv) the time that the Parent Board has effected a Parent Change of Recommendation, (v) the entry into or effectiveness of any amendment, modification or waiver of any provision of the Merger Agreement (including the Schedules and Exhibits thereto) that increases the Exchange Ratio (other than pursuant to Section 3.1(c) of the Agreement) or (vi) the one year anniversary of the date hereof.

(b)          “Shares” shall mean all equity securities and equity interests of Parent owned by Holdings (as defined on Schedule A) the Stockholder has the authority to vote pursuant to the Limited Partnership Agreement (as defined on Schedule A) on the record date for the meeting of Parent’s stockholders for the purpose of obtaining the Parent Stockholder Approval.

(c)          “Transfer” shall mean, with respect to a Share, to (i) sell, pledge, encumber, exchange, assign, grant an option with respect to, transfer, tender or otherwise dispose of such Share or any interest in such Share (including by gift), (ii) enter into any contract providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Share or any interest therein (including by gift) or (iii) enter into, renew or maintain any put equivalent position (as defined in Rule 16a-1 under the Exchange Act) for the purpose of hedging economic exposure to such Share, excluding from this clause (iii) any put equivalent position entered into prior to the date of this Agreement.

2.          Transfer of Shares.

(a)          Transfer Restrictions. From the date of this Agreement until the Expiration Date, the Stockholder shall not Transfer (or cause or permit the Transfer of) any of the Shares or any of Holdings rights to acquire any equity securities or equity interests of Parent, or enter into any contract (including any option, put, call or similar arrangement) that would prevent the Stockholder from performing its obligations hereunder, except with the Company’s prior written consent and in the Company’s sole discretion. Any Transfer (or purported Transfer) in breach of this Agreement shall be null and void and of no force or effect. Notwithstanding the foregoing, the Stockholder may Transfer the Shares (which shall continue to be subject to all of the restrictions, liabilities and rights under this Agreement) to any of its Affiliates without the Company’s prior written consent; provided that the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) agrees in writing, reasonably satisfactory in form and substance to the Company, to be bound by the terms and conditions of this Agreement.

(b)          Involuntary Transfer. If any involuntary Transfer of any Shares shall occur, the transferee shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement in accordance with its terms.

(c)          Transfer of Voting Rights. From the date hereof until the termination of this Agreement pursuant to Section 11, the Stockholder (solely in the Stockholder’s capacity as General Partner of Holdings) shall not (i) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Shares, with any such proxy, power-of-attorney, authorization or consent purported to be granted being void ab initio, or (ii) deposit or permit the deposit of any of the Shares into a voting trust (collectively, “Encumbrances”) except for any such Encumbrances that may be imposed pursuant to this Agreement or any applicable restrictions on transfer under the Securities Act or any state securities law (“Permitted Encumbrances”).

(d)          Acquisition of Shares. In the event that the Stockholder acquires Shares (or any right or interest therein) after the execution of this Agreement, the Stockholder shall promptly deliver to the Company a written notice indicating the number of such Shares (or right or interest therein) acquired or received.

(e)          Notwithstanding anything herein to the contrary, nothing herein shall restrict or prevent the Stockholder from complying with the terms of, or performing its obligations under, the Limited Partnership Agreement. The Stockholder shall take any and all action necessary under the terms of the Limited Partnership Agreement to allow the Stockholder to take the actions contemplated by this Agreement.

3.          Agreement to Vote Shares; Support.

(a)          From the date hereof until the termination of this Agreement pursuant to Section 11, at any meeting of the stockholders of Parent called with respect to the following matters or at which any of the following matters are acted upon, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of Parent, the Stockholder (solely in the Stockholder’s capacity as the General Partner of Holdings) shall, or shall cause the holder of record on any applicable record date to, vote all Shares that are then owned by such Stockholder and entitled to vote or act by written consent:

(i)           in favor of the Parent Stock Issuance;

(ii)          against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or the Merger, the Parent Stock Issuance or any Parent Competing Proposal; and

(iii)         against any of the following actions, proposals or agreements (other than those actions that relate to the Merger, the Parent Stock Issuance and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, amalgamation, business combination, reorganization or recapitalization of or involving Parent or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of Parent or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of Parent or any of its Subsidiaries, (D) any material change in the capitalization of Parent or any of its Subsidiaries, or the corporate structure, articles of incorporation or bylaws of Parent or any of its Subsidiaries or (E) any action, proposal or agreement that would reasonably be expected to (x) result in a breach of any covenant, representation or warranty of Parent under the Merger Agreement or (y) prevent or materially delay or adversely affect in the good faith determination of the Stockholder the consummation of the Merger or the Parent Stock Issuance.

(b)          The Stockholder (solely in the Stockholder’s capacity as the General Partner of Holdings) shall retain at all times its existing right to vote its Shares (or to direct how its Shares shall be voted) in its sole discretion and without any other limitation on any matters other than those already existing or as set forth in Section 3(a)(i), Section 3(a)(ii) and Section 3(a)(iii) that are, from the date hereof until the termination of this Agreement pursuant to Section 11, at any time or from time to time presented for consideration to Parent’s stockholders generally, subject to the terms of this Agreement.

(c)          In the event that a meeting of the stockholders of Parent is held, the Stockholder shall, or shall cause the holder of record of the Shares on any applicable record date to, be present in person or by proxy at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(d)          The Stockholder shall not enter into any commitment, agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3 or Section 4.

4.          No Adverse Act. The Stockholder agrees that, except as expressly provided or permitted by this Agreement, the Stockholder shall not, without the prior written consent of the Company in its sole discretion, (a) enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to any of the Shares or any interest therein or (b) take or permit any other action that would materially (i) restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or (ii) otherwise materially restrict, limit or interfere with the performance of this Agreement, or the transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Stockholder from enforcing its rights under this Agreement.

5.          Manager; Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder (or any Affiliate, Representative or designee of the Stockholder) (a) in its capacity as a manager of Parent or any of its Subsidiaries, or (b) in any of their capacities as a director or officer of Parent or any of its Subsidiaries, from acting in such capacity or fulfilling the obligations of such office (including, for the avoidance of doubt, exercising his or her fiduciary duties), including by voting, in his or her capacity as a manager, director or officer of Parent or any of its Subsidiaries in the Stockholder’s (or its designee’s) sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as the General Partner of Holdings), including with respect to Section 6.4 of the Merger Agreement. In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a manager, director or officer of Parent, including with respect to Section 6.4 of the Merger Agreement.

6.          No Solicitation.

(a)          From the date hereof until the termination of this Agreement pursuant to Section 11, the Stockholder shall comply with Section 6.4(a) and Section 6.4(b) of the Merger Agreement as though the Stockholder were a party thereto.

(b)          Notwithstanding Section 6(a) above, the Stockholder may, and may permit its Affiliates and its and their respective Representatives to, participate in discussions and negotiations with any Person making a Parent Competing Proposal (or its Representatives) with respect to such Parent Competing Proposal if Parent is engaging in discussions or negotiations with such Person in accordance with Section 6.4 of the Merger Agreement.

7.          Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a)          Power; Binding Agreement. The Stockholder has the requisite power and legal capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder. Assuming this Agreement constitutes a valid and binding obligation of the Company and this Agreement has been approved by the Parent Board, this Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

(b)          No Conflicts; Consents. The execution, delivery and performance of this Agreement by the Stockholder, and the consummation by the Stockholder of the transactions contemplated hereby, do not and will not (i) conflict with or violate any Law that is applicable to the Stockholder or by which any of its assets or properties is subject or bound or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any contract. The execution, delivery and performance by the Stockholder of this Agreement, and the consummation by the Stockholder of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.

(c)          Voting Power. Subject to complying with the terms of, and performing its obligations under, the Limited Partnership Agreement, the Stockholder has, and will at the time of the Parent Stockholder Meeting have, sole voting power, sole power of disposition, sole power to Transfer, sole power to issue instructions with respect to the matters set forth herein and sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(d)          No Ownership. As of the date hereof, neither the Stockholder nor any of its Subsidiaries own any shares of Parent Common Stock other than the Shares owned by Holdings.

(e)          No Finder’s Fees. Other than as disclosed pursuant to the Merger Agreement, no broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in its capacity as a stockholder of Parent.

(f)          No Litigation. There are no Proceedings pending or, to the knowledge of the Stockholder, threatened against the Stockholder, or any order to which the Stockholder is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to, in any material respect, impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement.

8.          Disclosure. The Stockholder shall permit the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document required in connection with the Merger, the Parent Stock Issuance and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in each case after providing the Stockholder with a reasonable opportunity to review and comment thereon. The Stockholder shall not, and shall cause its Affiliates not to, make any press release, public announcement or other public communication with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required for any disclosure required by applicable Law, including revising the Stockholder’s existing 13D (provided that reasonable notice of any such disclosure will be provided to the Company as promptly as reasonably practicable).

9.          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder pursuant to the terms of the Limited Partnership Agreement. For the avoidance of doubt, the Stockholder shall be entitled to any dividends or other distributions declared by the Parent Board with respect to the Shares having a record date prior to the Expiration Date.

10.        Further Assurances. Subject to the terms and conditions of this Agreement, upon request of the Company, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

11.         Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 11 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of the Stockholder, for any intentional breach of this Agreement prior to such termination. This Section 11 and Section 1, Section 5, and Section 12 (as applicable) shall survive any termination of this Agreement.

12.        Miscellaneous.

(a)          Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 12(a) shall be void.

(b)          Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

(c)          Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such violation, the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

(d)          Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered in person; (ii) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (iii) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (iv) if transmitted by national overnight courier, in each case as addressed as follows:

if to the Company:

Broadmark Realty Capital Inc.

1420 Fifth Avenue, Suite 2000

Seattle, WA 98101

Attention: Nevin Boparai

Email: nevin@broadmark.com

with a required copy to (which copy shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Scott Williams; Jessica Day

Email: swilliams@sidley.com; jessica.day@sidley.com

if to the Stockholder:

Waterfall Asset Management, LLC

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

Attention: Kenneth Nick, General Counsel & Chief Compliance Officer/Acting Head of Human Resources

Email: KNick@waterfallam.com

with a required copy to (which copy shall not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: R. Alec Dawson

Email: alec.dawson@morganlewis.com

(e)          No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(f)          Governing Law; Venue; Waiver of Jury Trial.

(i)          THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(ii)          THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “CHOSEN COURTS”) IN ANY PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE CHOSEN COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH CHOSEN COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 12(D) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(iii)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12(F).

(g)          Non-Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Stockholder contained herein shall not survive the Expiration Date, other than those contained within the provisions that the parties have agreed will survive the termination of this Agreement pursuant to Section 11.

(h)          Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(i)           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(j)           Rules of Construction; Interpretation. All references in this Agreement to Sections, subsections and other subdivisions refer to the corresponding Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. The headings contained in this Agreement are for convenience only, do not constitute any part of such Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(k)          Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(l)          Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

COMPANY:

BROADMARK REALTY CAPITAL INC.

By:	/s/ Jeffrey B. Pyatt

Name:	Jeffrey B. Pyatt
Title:	Interim Chief Executive Officer

[Signature page to Voting Agreement]

STOCKHOLDER:

WATERFALL MANAGEMENT, LLC

By:	/s/ Thomas Capasse

Name:	Thomas Capasse
Title:	Member

Shares as of the date hereof:

11,431,049

[Signature page to Voting Agreement]

Schedule A

Limited Partnership Agreement of Sutherland REIT Holdings, LP (“Holdings”), dated as of November 26, 2013, by and among Waterfall Management, LLC and the limited partners of the Partnership (the “Limited Partnership Agreement”).

Schedule A - 1